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Exhibit 4.2

Translation for information purpose only

CAISSE DES DEPOTS ET CONSIGNATIONS

Savings Management
 Financial Management
I.F. Director
Réf. DFFE/JO/CLC/IG-2003-198
Catherine LE CORRE

Paris, October 23, 2003

        By letter dated October 17, 2003, you have requested the approval of Caisse des Dépôts et Consignations to waive its rights to invoke certain Events of Default or Potential Events of Default against Euro Disney S.C.A. or Euro Disneyland S.N.C. (the "Waiver").

        I am pleased to confirm the approval of Caisse des Dépôts et Consignations of this waiver and the terms and conditions of this waiver.

        This waiver is strictly limited to the Events of Default or Potential Events of Default expressly referred to in the Waiver and shall not extend and shall not be construed as extending to a waiver of any other Caisse des Dépôts et Consignations right not included in the Waiver.

Yours faithfully,

Jacques Ollivier
Savings Management Director

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  Exhibit 4.2